CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its Third Quarter 2024 Dividend

CAMDEN, Maine, September 24, 2024 /PRNewswire/ -- Simon R. Griffiths, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 4.27% based on the September 23, 2024 closing price of the Company's common stock at $39.39 per share as reported by NASDAQ. The dividend is payable on October 31, 2024 to shareholders of record on October 15, 2024.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is Northern New England's largest publicly traded bank holding company, with $5.7 billion in assets. Founded in 1875, Camden National Bank has 57 branches in Maine and New Hampshire, is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service. Additional information is available at CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.